Exhibit 10.8

Restricted Stock Units

Senior Management Grant Agreement

CORE-MARK HOLDING COMPANY, INC.

                     , 200

Re:	Grant of Restricted Stock Units

Dear                     :

Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), is pleased to advise you that, pursuant to the Company’s 200   Long-Term Incentive Plan (the “Plan”), the Board has granted to you an award of              restricted stock units (the “Restricted Units”), effective as of                      , 200   (the “Date of Grant”), subject to the terms and conditions set forth herein. Certain capitalized terms used herein are defined in Section 12 below. Any capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

1.         Issuance of Restricted Units.  The Restricted Units shall be awarded to you as of the Date of Grant. Each Restricted Unit shall be equivalent in value to one share of Common Stock and shall entitle you to receive from the Company on the Vesting Date or the Deferred Settlement Date (each as defined herein), as applicable, for such Restricted Units one share of Common Stock for each such Restricted Unit then vested, unless you elect in a timely fashion prior to such Vesting Date to defer delivery of the shares of Common Stock, in accordance with Section 7 below, that would otherwise be due by virtue of the lapse or waiver of the vesting requirements for such Restricted Units as set forth in Section 2 below.

2.         Vesting of Restricted Units.

(a)        Except as provided in Section 2(b) below, one-third (1/3) of the Restricted Units shall become fully vested and nonforfeitable on                      , 200   (the “First Vesting Date”), with the remaining two-thirds (2/3) of the Restricted Units vesting in equal quarterly installments at the end of each following three-month period during the following two years (each date on which one or more of such units vest, a “Vesting Date”).

(b)        Except as otherwise provided in this Section 2(b) and notwithstanding Section 2(a) above or any other provision hereof to the contrary, the provisions set forth in Section 6 (Restricted Stock Shares; Restricted Stock Units) of the Plan shall govern the vesting of the Restricted Units in the event, prior to all of your Restricted Units becoming fully vested and/or prior to the Vesting Date with respect to any particular Restricted Unit: (i) your employment with, or performance of service for, the Company or any Subsidiary terminates, or (ii) there is a Non-Public Change in Control; provided, however, that a Public Change in Control shall not cause your unvested Restricted Units to fully vest unless, within one year of such Public

Change in Control, your employment with the Company is terminated without Cause or you resign from your employment with the Company for Good Reason, in which event all of your unvested Restricted Units shall become fully vested and nonforfeitable on the date of such termination of employment or resignation; provided further that, if you cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to your death, Disability or Retirement before the First Vesting Date is reached, the Restricted Units shall thereupon vest on a pro-rata basis based on the ratio of (A) the number of complete months beginning on Date of Grant and ending on the date of your termination of employment to (B) thirty six (36).

3.         Dividend Equivalents.  You shall have the right to receive accumulated cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock underlying each Restricted Unit on the date of its full vesting and thereafter until the underlying shares are issued, including after any such Restricted Units are converted into deferred stock units; provided that, if any dividends or distributions are paid in shares of Common Stock, whether before or after any such Restricted Units vest, you shall be entitled to receive in lieu thereof a number of additional Restricted Units equal to the number of shares of Common Stock you would otherwise have received as a dividend; and provided further that, such additional Restricted Units shall be subject to the same provisions of this Grant Agreement (including, without limitation, the vesting, forfeiture restrictions and restrictions on transferability provisions) as apply to the Restricted Units with respect to which they relate.

4.         Rights as Stockholder.  Except as provided in Section 3 above, you shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Units. Upon the conversion of the Restricted Units into shares of Common Stock, you shall obtain full voting and other rights as a stockholder of the Company.

5.         Stock Certificates.

(a)        Except as set forth in Section 5(b) below, on the date the Restricted Units become vested and nonforfeitable in accordance with Section 2 above (the “Delivery Date”), you shall receive, upon payment by you to the Company of the aggregate par value of the shares of Common Stock underlying each fully vested Restricted Unit, stock certificates (the “Certificates”) evidencing the conversion of Restricted Units into shares of Common Stock. The Certificates shall be issued to you as of the Delivery Date and registered in your name. Certificates representing the unrestricted shares of Common Stock will be delivered to you as soon as practicable after the Delivery Date. If, however, you elect to defer payment of the shares of Common Stock as provided in Section 7 below, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement attached hereto as Exhibit A entered into between the Company and you (the “Deferral Election Agreement”).

(b)        With regards to the Restricted Units that are scheduled to vest on the First Vesting Date and on                      , 200   (the “Initial Deferred Units”), such units shall become deferred stock units on their respective Vesting Dates and shall not convert into shares of Common Stock at such time. Unless you elect to make a deferral of such units in accordance with Section 7, the Initial Deferred Units shall instead convert on                      , 200   (or within 30 days thereafter at the option of the Company) (the “Deferred Settlement Date”) and you shall receive, upon payment by you to the Company of the aggregate par value of the shares of Common Stock underlying each such fully vested Initial Deferred Unit, Certificates evidencing the conversion of the Initial Deferred Units into shares of Common Stock. The Certificates shall be issued to you as of the Deferred Settlement Date and registered in your name. Certificates representing the unrestricted shares of Common Stock will be delivered to you as soon as practicable after the Deferred Settlement Date.

6.         Grantee Representation.  You hereby represent that the Restricted Unit and any shares of Common Stock acquired by you in connection with this Restricted Unit are acquired for investment for your own account (or a trust account), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that you have no present intention of granting any participation in or otherwise distributing the Restricted Unit or the shares of Common Stock to be delivered pursuant to this Restricted Unit. By signing this Grant Agreement, you further represent that you do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Restricted Unit or the shares of Common Stock to be delivered pursuant to the Restricted Unit.

7.         Deferral Election.  You may elect no later than                      , 200  , with respect to any particular tranche of Restricted Units to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements set forth in Section 2 above by delivering the Deferral Election Agreement. If such deferral election is made, the Restricted Units shall be converted into deferred stock units, and the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals in accordance with the Plan and the Deferral Election Agreement.

8.         Withholding of Taxes.

(a) Participant Election.  Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold shares of Common Stock deliverable upon vesting of the Restricted Units) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the award, deferral or settlement of the Restricted Units or other securities pursuant to this Grant Agreement. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the award, deferral or settlement of the Restricted Units or other securities pursuant to this Grant Agreement and/or may require you to otherwise make adequate provision for payment to the Company of such taxes.

9.         Transferability of Restricted Unit.  You may transfer the Restricted Units granted hereunder in accordance with the terms of the Plan.

10.         Conformity with Plan.  The Restricted Units are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Grant Agreement, you acknowledge your receipt of this Grant Agreement and the Plan and agree to be bound by all of the terms of this Grant Agreement and the Plan.

11.         Rights of Participants.  Nothing in this Grant Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Grant Agreement shall confer upon you any right to be selected again as a Plan Participant, and nothing in the Plan or this Grant Agreement shall provide for any adjustment to the number of Restricted Units upon the occurrence of subsequent events except as provided in the Plan.

12.         Certain Definitions.  For the purposes of this Grant Agreement, the following terms shall have the meanings set forth below:

“Cause” means as defined in the Plan except that the words “that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise” shall be added to the end of clauses (iii), (iv) and (v) of such definition.

“Good Reason” means the resignation of a Participant following the occurrence of (i) a material reduction in the scope of the Participant’s authorities, duties or responsibilities or (ii) a material reduction in the Participant’s salary and benefits (other than benefits under programs that apply to all similarly situated employees or employees of the Company in general). Good Reason shall also include a change in the principal work location of Participant of more than 50 miles.

“Grant Agreement” means this letter agreement between you and the Company, as the same may be amended or restated from time to time.

“Non-Public Change in Control” means a Change in Control, as defined in the Plan, that is not a Public Change in Control as defined herein.

“Public Change in Control” means any Change in Control if, upon the consummation of such Change in Control, the Shares available for issuance under the Plan and the Awards issued thereunder (or other securities to be issued in lieu of Shares as a result of such Change in Control) are publicly traded on the Toronto Stock Exchange, a U.S. national securities exchange (including the NASDAQ Stock Market), the OTC Bulletin Board or the OTC Pink Sheets.

13.         [Intentionally Omitted].

14.         Amendment.  The terms of the Restricted Units may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided in Section 15 (Amendment or Substitution of Awards under the Plan) of the Plan, no such amendment shall adversely affect in a material manner any of your rights under this Grant Agreement without your written consent.

15.         Relation to Other Benefits.  Any economic or other benefit to you under this Grant Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

16.         Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Grant Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

17.         Severability.  Whenever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Agreement.

18.         Counterparts.  This Grant Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Grant Agreement.

19.         Descriptive Headings.  The descriptive headings of this Grant Agreement are inserted for convenience only and do not constitute a part of this Grant Agreement.

20.         Governing Law.  THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS GRANT AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

21.         Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Grant Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile or (iv) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address specified in this Grant Agreement and to the Company at 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080, Attn: Hank Hautau, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

22.         Entire Agreement.  This Grant Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your grant of the Restricted Units.

Signature Page to Restricted Stock Units Grant Agreement

Please execute the extra copy of this Grant Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Grant Agreement.

Very truly yours,

CORE-MARK HOLDING COMPANY, INC.

By:

Name:
Title:

Enclosures:	1.	Extra copy of this Grant Agreement
	2.	Copy of the Plan attached hereto as Exhibit B

The undersigned hereby acknowledges having read this Grant Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of	GRANTEE

Name: